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                                                                    EXHIBIT 99.1


                     [LETTERHEAD OF CELLSTAR APPEARS HERE]


                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE
CONTACT:  J. Warren Henry
          Investor Relations
          (972) 466-5031

        CELLSTAR REACHES SETTLEMENT IN PENDING CLASS ACTION LITIGATION

     CARROLLTON, TEXAS -- November 5, 1998 -- CellStar Corporation (NASDAQ:
CLST) today announced that it has agreed to a settlement of all claims in the pending class action litigation involving the State of Wisconsin Investment Board as lead plaintiff. The parties have signed a Memorandum of Understanding and are negotiating the terms of a definitive settlement agreement, which will be subject to court approval. The case represents the consolidation of lawsuits that were filed from May 1996 to July 1996.

     Based on the settlement, CellStar expects to recognize a one-time charge of approximately $8.0 million (approximately $5.0 million after giving effect to taxes) for the quarter ending November 30, 1998, reflecting the Company's portion of payments under the settlement and legal costs associated with the litigation.

     "While we are confident that CellStar would ultimately have prevailed in this lawsuit, the process was going to be drawn out, distracting for management, and expensive," said Dick Gozia, president and chief operating officer for CellStar. "Therefore, we believe that the best course of action was an early settlement that would allow us to move forward and focus our attention on growing the Company's business."

     CellStar Corporation is a global integrated wholesaler and retailer of wireless handsets and other wireless communications products, with operations in North America, the Asia-Pacific Region, Latin America and Europe. The Company is one of the world's largest non-carrier wholesale distributors of wireless handsets for major manufacturers. For the first nine months of 1998, the Company recorded revenues of $1.4 billion. Additional information about CellStar may be found on its website at www.cellstar.com.

     This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including delays in legal proceedings and other risk factors discussed in the Company's Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q on file with the SEC, could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

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